Exhibit 99

[Logo Omitted]
James Monroe Bancorp, Inc.
3033 Wilson Blvd.
Arlington, VA   22201

                                                                   PRESS RELEASE
--------------------------------------------------------------------------------
                                                           FOR IMMEDIATE RELEASE


           JAMES MONROE BANCORP REPORTS FIRST QUARTER 2004 EARNINGS...

ARLINGTON, VA, (BUSINESS WIRE)--April 19, 2004.--James Monroe Bancorp, Inc. (Nasdaq Small Cap: JMBI - news) today announced earnings for the first quarter of 2004. Net income was $754,000 or $.24 per diluted share, compared to net income of $464,000, or $.19 per diluted share for the first quarter of 2003. This represents a 62.5% increase in comparative first quarter net income and a 27.7% increase in comparative first quarter earnings per diluted share. The per share amounts for the first quarter of 2003 have been adjusted for the 5 for 4 stock split paid May 16, 2003. Net income increased at a higher percentage for the comparative quarters than did the earnings per share due primarily to the additional 600,000 shares we issued in our $13.8 million equity offering completed in the fourth quarter of 2003.

Total assets at March 31, 2004 were $334.1 million, a 34.5% increase over assets of $248.3 million at March 31, 2003. Total deposits at the end of March increased 26.9% to $283.4 million and loans increased 41.8% to $189.3 million. Performance ratios for the quarter remain strong with a .98% return on average assets for the first quarter compared to .83% for the first quarter of 2003.

James Monroe Bancorp's President and Chief Executive Officer, John R. Maxwell, commented, "We are extremely pleased with the results for the first quarter. We have added significantly to our lending staff over the past several months resulting in over $20 million of net loan growth during the first quarter. The focus on our core lending business should translate to an improvement in our net interest margin and ultimately in our earnings."

Mr. Maxwell went on to say that, "We will open our next branch in Chantilly in July of this year. The lending personnel who will be developing business in this market are already on board and establishing relationships that will be served by this new branch."

"We are excited about the strength of our earnings in this environment of continued pressure on our net interest margin." said David W. Pijor, James Monroe Bancorp's Chairman. "Our record of consistent high performance will allow us to focus on further expansion in the Northern Virginia market."

James Monroe Bank, a full-service community bank and a wholly owned subsidiary of James Monroe Bancorp, opened for business on June 8, 1998, at 3033 Wilson Boulevard in Arlington, Virginia. The Bank now has branches in Annandale, Leesburg, and Fairfax City. The Company's common stock is traded on the Nasdaq Small Cap Market under the symbol JMBI.

Forward Looking Statements: This press release contains forward-looking statements within the meaning of the Securities and Exchange Act of 1934, as amended, including statements of goals, intentions, and expectations as to future trends, plans, events or results of Company operations and policies and regarding general economic conditions. These statements are based upon current and anticipated economic conditions, including the effect changes in economic conditions may have on overall loan quality, changes in net interest margin due to changes in interest rates, possible loss of key personnel, need for additional capital should James Monroe experience faster than anticipated growth, factors which could affect James Monroe's ability to implement its strategy, changes in regulations and governmental policies, and other conditions which by their nature, are not susceptible to accurate forecast, and are subject to significant uncertainty. Because of these uncertainties and the assumptions on which this discussion and the forward-looking statements are based, actual future operations and results in the future may differ materially from those indicated herein. Readers are cautioned against placing undue reliance on any such forward-looking statements. The Company's past results of operations do not necessarily indicate future results.

NON-GAAP PRESENTATIONS
This press release refers to the efficiency ratio, which is computed by dividing non-interest expense by the sum of net interest income on a tax equivalent basis using a 34% rate and non-interest income. This is a financial measure is not recognized under generally accepted accounting principles, but which we believe provides investors with important information regarding our operational efficiency. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate the efficiency ratio differently. The Company, in referring to its net income, is referring to income under generally accepted accounting principles, or "GAAP".


James Monroe Bancorp's news releases are available on our website at www.jamesmonroebank.com.

Contact: John R. Maxwell, President & CEO
         Richard I. Linhart, Executive Vice President & COO
Phone:   (703)524-8100.


SOURCE: James Monroe Bancorp, Inc.

                              Financial Highlights
                              --------------------
                           JAMES MONROE BANCORP, INC.


                                                              (Unaudited)
                                                      THREE MONTHS ENDED MARCH 31,
                                              --------------------------------------------
($ IN THOUSANDS EXCEPT SHARE DATA)               2004             2003            % CHANGE
                                              ----------       ----------         --------
RESULTS OF OPERATIONS:
Total interest income                         $    3,823       $    2,927           30.6%
Total interest expense                               962              877            9.7%
Net interest income                                2,861            2,050           39.6%
Provision for loan losses                            299              178           68.0%
Gain on sale of securities                            40               15          166.7%
Gain on sale of mortgage loans                        63               --           N.A.
Noninterest income                                   178              134           32.8%
Noninterest expense                                1,697            1,340           26.6%
Income before taxes                                1,146              681           68.3%
Net income                                           754              464           62.5%

PER SHARE DATA:
Earnings per share, basic                     $     0.26       $     0.20           27.7%
Earnings per share, diluted                   $     0.24       $     0.19           27.7%
Weighted average shares
  outstanding - basic                          2,952,961        2,300,846           28.3%
              -diluted                         3,108,493        2,451,825           26.8%
Book value (at period-end)                    $    12.05       $     8.41           43.3%
Shares outstanding (at period-end)             2,956,887        2,300,633           28.5%

PERFORMANCE RATIOS (ANNUALIZED):
Return on average assets                            0.98%            0.83%
Return on average equity                            8.70%            9.79%
Net interest margin                                 3.91%            3.90%
Efficiency Ratio                                   54.01%           60.94%

OTHER RATIOS:
Allowance for loan losses to total loans            1.12%            1.13%
Equity to assets                                   10.66%            7.79%
Non-performing loans:
  Amount                                      $      343       $      345
  Percent of total loans                            0.18%            0.26%
Charged-off loans:
  Net amount                                  $      143       $       55
  Percent of average loans                          0.08%            0.04%
Risk-adjusted capital ratios
  Tier I                                           20.36%           14.70%
  Total                                            21.34%           15.60%
  Leverage ratio                                   14.16%           10.40%

AVERAGE BALANCES:
Assets                                        $  309,402       $  226,106           36.8%
Earning assets                                   294,654          213,320           38.1%
Loans                                            177,350          128,255           38.3%
Deposits                                         256,803          151,395           69.6%
Stockholders' equity                              34,862           19,219           81.4%

                              Financial Highlights
                              --------------------
                           JAMES MONROE BANCORP, INC.

                                               (Unaudited)     (Unaudited)
                                                 MARCH 31        MARCH 31
($ IN THOUSANDS)                                   2004            2003
                                               -----------     -----------
ASSETS
Cash and due from banks                         $  15,845       $  24,387
Federal funds sold and cash equivalents            16,365          24,027
Investment securities available for sale          110,158          65,066
Mortgages held for sale                               590             206
Loans                                             189,314         133,480
Less: Allowance for loan losses                    (2,111)         (1,513)
Other assets                                        3,943           2,696
                                                ---------       ---------
TOTAL ASSETS                                    $ 334,104       $ 248,349
                                                =========       =========

LIABILITIES AND STOCKHOLDERS' EQUITY
Non-interest bearing deposits                   $  91,350       $  70,745
Interest-bearing deposits                         192,031         152,573
                                                ---------       ---------
          Total deposits                          283,381         223,318
Trust preferred capital notes                       9,000           5,000
FHLB advances                                       5,000              --
Other liabilities                                   1,105             674
                                                ---------       ---------
          Total liabilities                       298,486         228,992
Stockholders' equity                               35,618          19,357
                                                ---------       ---------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY      $ 334,104       $ 248,349
                                                =========       =========